SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): April 25, 2008

South Dakota Soybean Processors, LLC

(Exact name of Registrant as specified in its charter)

South Dakota	000-50253	46-042968
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

100 Caspian Ave. PO Box 500
Volga, South Dakota		57071
(Address of principal executive		(Zip Code)
offices)

Registrant’s telephone number, including area code: (605) 647-9240

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On April 25, 2008, the registrant (“we,” “us,” “or “our”) entered into a new employment agreement with its Chief Executive Officer, Rodney Christianson. Retroactively effective to February 1, 2008, his base salary in 2008 will be $300,000, increasing to $325,000 in 2009, and $350,000 in 2010 and 2011. The agreement will terminate on January 31, 2012. He also will be entitled to a bonus of 1/2 of 1% of our net income if net income is between $2 million and $5 million, 1% of our net income if net income is between $5 million and $7.5 million, and 1% of our net income if net income is in excess of $7.5 million plus an additional 1% of the amount of the excess of net income over $7.5 million. He will be entitled to paid holidays, receipt and participation in insurance benefits and retirement plans that are provided to our other employees, reimbursement of reasonable travel, entertainment and other expenses, the use of a vehicle for company business, and a severance payment in the event that he is terminated for any reason other than which is enumerated in his employment agreement. We plan to file this agreement as an exhibit in our next periodic report.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOUTH DAKOTA SOYBEAN PROCESSORS, LLC

Dated: April 29, 2008	By:	/s/ Rodney Christianson
Rodney Christianson, Chief Executive
Officer